flyExclusive Reports Record Preliminary Unaudited Results for the Fourth Quarter and Full Year 2025, Capping a Transformational Year with Expected Positive Adjusted EBITDA in Fourth Quarter 2025.

Reduced Long-Term Notes Payable more than $80 Million Compared to 2024 while Maintaining Cash Position Year-over-Year.

Kinston, N.C. – February 9, 2026 - flyExclusive, Inc. (NYSE American: FLYX), one of the nation’s largest private jet operators, today announced preliminary unaudited financial results for its fourth quarter and full year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Preliminary Unaudited Financial Highlights

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Record fourth quarter 2025 revenue is expected to be between $103.0 million and $106.0 million, representing the highest quarterly revenue in the Company’s history and an approximate 13% increase compared to $91.4 million in the fourth quarter of 2024.

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Full year 2025 revenue is expected to range between $374.0 million and $378.0 million, an increase of approximately 15% compared to full year 2024 achieved with approximately 14% fewer aircraft, reflecting higher utilization and improved fleet efficiency.

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Significant profitability improvement with Net loss expected to range between $(13.0) million and $(10.0) million for the fourth quarter of 2025, which compares to a net loss of $(16.5) million in the fourth quarter of 2024. Net loss for the full year 2025 is expected to range between $(73.0) million and $(70.0) million, an improvement of approximately 30% compared to a $(101.5) million loss in 2024.

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Fourth quarter 2025 Adjusted EBITDA, a non-GAAP measure, is expected to range between $5.5 million and $8.0 million, an improvement of approximately $13.0 million compared to a Q4 2024 Adjusted EBITDA of $(7.8) million, marking the Company’s first quarter of positive Adjusted EBITDA. For important disclosures about this non-GAAP measure, see “Non-GAAP Financial Measures” below.

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Adjusted EBITDA, a non-GAAP measure, for the full year 2025 is expected to range between $(8.5) million and $(5.0) million, representing an improvement of approximately $50 million from full year 2024. For important disclosures about this non-GAAP measure, see “Non-GAAP Financial Measures” below.

The Company’s expected performance reflects higher aircraft utilization and improved contribution per aircraft throughout 2025. During the year, flyExclusive reduced its active fleet while increasing total revenue, reflecting the removal of non-performing aircraft, expanding the high-performing Challenger fleet, significantly improved execution, and a more productive fleet mix. The Company continued its commitment to strengthening the balance sheet in 2025, reducing total long-term notes payable for the full year by more than $80 million while ending 2025 with cash roughly in line with year-end 2024.

“These preliminary unaudited results indicate that 2025 was a transformation of our business,” said Jim Segrave, Chairman and Chief Executive Officer of flyExclusive. “The investment in adding the high-performing Challengers to our fleet coupled with improved fleet optimization and utilization drove historic top-line growth resulting in significantly improved profitability. The capabilities of our vertically integrated platform, highlighted by our recent Starlink dealership agreement, with installation in our aircraft expected to begin in the first quarter of 2026, allows us to continue to provide a world-class experience for our customers.”

Brad Garner, Chief Financial Officer, added “Our transformation has been centered on fleet modernization, utilization and cost management driving to sustained profitability. Our continued execution against those initiatives in the fourth quarter resulted in transitioning to positive Adjusted EBITDA, demonstrating the sustainable operating leverage in our model as we continue to scale.”

The Company’s preliminary unaudited fourth quarter and full year 2025 revenue results are based on current expectations and might be adjusted upon completion of annual audit procedures. This financial information does not represent a comprehensive statement of the Company’s financial results for the fourth quarter or full year 2025 and remains subject to the completion of financial closing procedures and internal reviews.

The Company expects to release final financial results for the fourth quarter and year ended December 31, 2025 after market close on March 5, 2026.

Conference Call Information

The Company is planning to host a conference call Thursday, March 5, 2026 at 5:30 p.m. EST to discuss its financial results for the quarter and year ended December 31, 2025. Interested parties can access the conference call by dialing (877) 405-1209 (toll free) or +1 (215) 268-9892 (international). Investors are encouraged to review the Company’s Earnings Presentation slide deck on the Company’s website at ir.flyexclusive.com/news-events/presentations. An updated version of the slide deck is expected to be made available after the market closes on Thursday, March 5, 2026.

About flyExclusive

flyExclusive (NYSE American: FLYX) is a vertically integrated, FAA-certificated private aviation company providing fractional ownership, Jet Club membership, and charter services worldwide. The company operates one of the largest private jet fleets in the U.S., with full operational control over maintenance, refurbishment, and avionics through its in-house MRO facilities in Kinston, North Carolina. Learn more at www.flyexclusive.com.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements, we report certain key financial measures that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA. These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as alternatives to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information about us to investors. However, there are a number of limitations related to the use of Adjusted EBITDA and its nearest GAAP equivalents, including that it excludes significant expenses that are required by GAAP to be recorded in our financial measures. In addition, other companies may calculate Adjusted EBITDA differently or may use other measures to calculate their financial performance, and therefore, Adjusted EBITDA might not be directly comparable to similarly titled measures of other companies.

We calculate Adjusted EBITDA as net income (loss) adjusted for (i) interest (income) expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) litigation costs, (v) acquisition costs, (vi) equity-based compensation, (vii) non-cash loss on assets held for sale, which represents the impairment charges recognized on assets designated for sale prior to their disposal, (viii) realized losses on aircraft sold as part of fleet modernization efforts, (ix) loss on extinguishment of debt, (x) change in fair value of warrant liabilities, and (xi) SOX control remediation.

We include Adjusted EBITDA as a supplemental measure for assessing useful information about the Company’s operating performance in conjunction with related GAAP amounts and for the following:

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Strategic internal planning, annual budgeting, allocating resources, and making operating decisions.

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Historical period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and expenses and revenue unrelated to our core ongoing business.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure (in thousands):

(UNAUDITED)

(in Thousands)

	Three Months Ended December 31, 2025		Twelve Months Ended December 31, 2025
	Low	High	Low	High
Net loss	$(13,000)	$(10,000)	$(73,000)	$(70,000)
Add (deduct):
Interest income	—	(500)	(1,000)	(1,600)
Interest expense	6,100	7,000	21,000	22,000
Income tax expense/benefit	500	(700)	500	(700)
Depreciation and amortization	6,900	7,700	25,000	26,300
Litigation costs (1)	—	500	250	900
Acquisition costs (2)	—	500	1,250	2,000
Equity-based compensation	1,500	2,500	4,500	5,800
Non-cash loss on assets held for sale (3)	1,000	—	4,500	3,500
Realized losses due to fleet modernization (4)	2,500	—	2,250	(250)
Loss on extinguishment of debt	—	—	4,250	4,000
Change in fair value of warrant liabilities	(500)	1,000	1,250	2,800
SOX control remediation	500	—	750	250
Adjusted EBITDA	$5,500	$8,000	$(8,500)	$(5,000)

(1)
Relates to settlement costs associated with non-recurring litigation.
(2)
Represents legal and professional fees associated with non-routine acquisition activities.
(3)
Represents impairment losses incurred due to the decline in fair value of aircraft held for sale during the period.
(4)
Represents gains or losses incurred on sales of aircraft that the Company previously identified as part of our fleet modernization efforts that are outside of the normal course of business.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: final audited results of operations for the fourth quarter and year ended December 31, 2025; management of growth; risks in executing and seeking the benefits of the Company’s strategy to achieve and maintain profitability; the ability of the Company to timely file its required annual and quarterly reports with the SEC; the ability of the Company to maintain compliance with NYSE American continued listing standards and maintain the listing of the Company’s securities on a national securities exchange; the ability of the Company to comply with covenants under and repay its debt; the potential dilution of stock ownership by our capital raising efforts; the outcome of any legal proceedings; volatility of the price of the Company’s securities due to a variety of factors, including publication of articles about the Company by third parties, changes in the competitive and highly regulated industries in which flyExclusive operates, variations in operating performance across competitors, and changes in laws and regulations affecting flyExclusive’s business; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; and the risk of downturns due to general economic or political uncertainties, including as a result of recent U.S. actions relating to Venezuela, and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of flyExclusive’s Annual Report on Form 10-K for the year ended December 31, 2024, and flyExclusive’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Media and Investor Relations Contact
Jillian Wilson media@flyexclusive.com